Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Second Quarter 2020 Results

MIDDLETOWN, RI, July 31, 2020 — KVH Industries, Inc., (Nasdaq: KVHI), reported financial results for the quarter ended June 30, 2020 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2020 Highlights

•Total revenues from continuing operations were $36.9 million compared to $39.7 million in the second quarter of 2019, a 7% decline.

•Revenues for AgilePlans, our Connectivity as a Service program for the commercial maritime sector, were up more than 72% compared to the second quarter of 2019.

•AgilePlans, amounted to 72% of total commercial maritime mini-VSAT Broadband shipments, and 60% of the total mini-VSAT Broadband shipments for the quarter. AgilePlans now represent 32% of our mini-VSAT Broadband subscriber base.

•Our mini-VSAT Broadband airtime revenue increased $1.1 million, to $20.2 million, or 6%, in the second quarter of 2020 compared to the second quarter of 2019, driven primarily by a 6% increase in subscribers and the continuing success of our AgilePlans and HTS airtime services.

•TACNAV product sales increased $0.8 million in the second quarter of 2020 compared to the second quarter of 2019 while fiber optic gyro (FOG) product and OEM sales decreased $0.2 million, or 3% in the second quarter of 2020.

•Net loss from continuing operations in the second quarter of 2020 was $3.6 million, or $0.20 per share, compared to a net loss of $3.3 million, or $0.19 per share, in the second quarter of 2019.

•Non-GAAP net loss from continuing operations in the second quarter of 2020 was $1.6 million, or $0.09 per share, compared to $1.7 million, or $0.10 per share, in the second quarter of 2019.

•Non-GAAP adjusted EBITDA from continuing operations in the second quarter of 2020 was break even, compared to a loss of $0.9 million in the second quarter of 2019.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said “We made very good progress on both our core business and strategic initiatives, despite the ongoing financial and other challenges presented by COVID-19. We recently introduced and began shipping the P-1775 inertial measurement unit (IMU), the first of our inertial systems featuring KVH’s new photonic integrated chip (PIC) technology. We also announced that we received a new international military order with a net value of more than $10 million for our TACNAV tactical navigation systems, with all hardware deliveries for the order scheduled to take place in 2020. Our mobile connectivity subscriber base and AgilePlans revenues continued to expand, and our airtime margins improved significantly. In addition, we launched the new Remote Expert Intervention service as part of KVH Watch target the growing demand for IoT solutions.

“As was the case for most companies, we entered the second quarter with significant uncertainty resulting from the unprecedented global pandemic. We are happy to say, however, that while we anticipated and prepared for a range of scenarios, both of our business segments held up well in the face of the global health and economic challenges. Our mini-VSAT Broadband shipments remained strong, our airtime revenue continued to grow, our FOG and TACNAV sales were healthy, our gross margins expanded, and our operating expenses decreased. As a result, we were able to improve our adjusted earnings before interest, taxes, depreciation and amortization. However, the impact of the pandemic on the global economy remains uncertain. Therefore, we continue to proceed very cautiously, monitor the overall health of our business closely, and maintain the cost discipline that we implemented at the end of the first quarter. At the same time, we continue to execute on the strategic initiatives that we expect will be the foundation for our revenue and earnings growth in 2021 and beyond.”

The company has classified the results of the Videotel business sold in 2019 as a discontinued operation and therefore Videotel is excluded from the segment information below.

The company operates in two segments, mobile connectivity and inertial navigation. In the second quarter of 2020, net sales for the mobile connectivity segment decreased by $2.3 million compared to the second quarter of 2019. Mobile connectivity sales decreased primarily due to a $1.5 million decrease in TracVision product sales, a $0.9 million decrease in our content service sales, a $0.5 million decrease in our contract engineering service revenue and a $0.2 million decrease in land mobile product sales. These decreases were offset in part by a $1.1 million increase in mini-VSAT Broadband airtime revenue. In the second quarter of 2020, net sales for our inertial navigation segment decreased by $0.5 million, or 6%, compared to the second quarter of 2019. Inertial navigation service sales decreased primarily due to a $1.1 million decrease in contracted engineering revenue. Partially offsetting this decrease was a $0.6 million increase in inertial navigation product sales, primarily as a result of a $0.8 million increase in TACNAV product sales, partially offset by a $0.2 million decrease in FOG and OEM product sales.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP Results
Revenue	$36.9	$39.7	$73.5	$76.1
Net loss	$(3.6)	$(3.3)	$(9.8)	$(9.8)
Net loss per share	$(0.20)	$(0.19)	$(0.56)	$(0.56)

Non-GAAP Results
Net loss	$(1.6)	$(1.7)	$(5.9)	$(5.5)
Net loss per share	$(0.09)	$(0.10)	$(0.34)	$(0.32)
Adjusted EBITDA	$0.0	$(0.9)	$(3.8)	$(3.7)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Second Quarter Financial Summary
Revenue was $36.9 million for the second quarter of 2020, a decrease of 7% compared to $39.7 million in the second quarter of 2019.
Product revenues for the second quarter of 2020 were $13.9 million, 8% lower than the prior year quarter due to a $1.9 million decrease in mobile connectivity product sales and a $0.6 million increase in inertial navigation product sales. The decrease in mobile connectivity product sales was primarily due to a $1.5 million decrease in TracVision product sales. Inertial navigation product sales increased $0.6 million, primarily as a result of a $0.8 million increase in TACNAV product sales, partially offset by a $0.2 million decrease in FOG and OEM product sales.

Service revenues for the second quarter of 2020 were $23.0 million, a decrease of 6% compared to the second quarter of 2019, primarily due to a $1.1 million decrease in inertial navigation service sales and a $0.4 million decrease in mobile connectivity service sales. Inertial navigation service sales decreased primarily due to the timing of performance under an engineering and services development contract from a major U.S. defense contractor, which began in the fourth quarter of 2018 and will continue through January 2021. Mobile connectivity service sales decreased primarily due to a $0.9 million decrease in our content service sales and a $0.5 million decrease in our contract engineering service revenue. Partially offsetting these decreases was a $1.1 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 6% increase in subscribers, primarily as a result of AgilePlans.
Our operating expenses decreased $2.0 million to $16.4 million for the second quarter of 2020 compared to $18.4 million for the second quarter of 2019. This decrease resulted primarily from a $0.5 million decrease in warranty expense, a $0.4 million decrease in travel expenses, a $0.4 million decrease in marketing expenses, a $0.4 million decrease in external commissions and a $0.4 million decrease in expensed materials, partially offset by a $0.3 million increase in bad debt expense.

Six Months Ended June 30 Financial Summary

Revenue was $73.5 million for the six months ended June 30, 2020, a decrease of 3% compared to $76.1 million for the six months ended June 30, 2019.

Product revenues for the six months ended June 30, 2020 were $27.0 million, which was 5% lower than the six months ended June 30, 2019 primarily due to a decrease in mobile connectivity product sales of $2.7 million, partially offset by an increase in inertial navigation product sales of $1.3 million. The mobile connectivity product sales decreased due to a $2.3 million decrease in marine mobile connectivity product sales, which was primarily driven by a decrease in TracVision product sales. In addition, there was a $0.4 million decrease in land mobile product sales. Inertial navigation product sales increased primarily due to a $1.2 million increase in TACNAV product sales.

Service revenues for the six months ended June 30, 2020 were $46.5 million, a decrease of 3% compared to the six months ended June 30, 2019 primarily due to a decrease in inertial navigation service sales of $1.6 million, partially offset by an increase in mobile connectivity service sales of $0.4 million. The decrease in inertial navigation service sales was due to the timing of performance under an engineering and services development contract. The increase in mobile connectivity service sales was primarily due to a $2.0 million increase in our mini-VSAT Broadband service sales. Partially offsetting this increase was a $1.0 million decrease in content service sales and a $0.5 million decrease in our contract engineering service revenue.

Our operating expenses decreased $1.5 million to $35.8 million in the six months ended June 30, 2020 compared to $37.3 million in the six months ended June 30, 2019. The key drivers were a $0.6 million decrease in travel expenses, a $0.5 million decrease in warranty expense, a $0.4 million decrease in external commissions, a $0.4 million decrease in marketing expenses and a $0.3 million decrease in consulting fees, partially offset by a $0.6 million increase in bad debt expense.

Other Recent Announcements

•KVH appoints Danelle M. Barrett to the Board of Directors.

•KVH Receives $10 Million Order for TACNAV Tactical Navigation Systems.

•KVH Launches New Inertial Sensor with Photonic Integrated Chip Technology.

•KVH Watch Offers Remote Expert Intervention for Real-time Support at Sea Using High-speed Satellite Connectivity.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, transaction-related and other non-recurring legal fees, non-recurring inventory reserve, other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.
•Non-GAAP adjusted EBITDA represents net income (loss) before interest income, net, income taxes, depreciation, amortization, stock-based compensation, transaction-related and other non-recurring legal fees, non-recurring inventory reserves, other non-recurring costs and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and the resulting economic slowdown, on our revenues, results of operations and financial condition, which could be material (particularly for our media and other travel-related businesses); decreased profitability and cash flow resulting from the sale of our Videotel business; a history and expectation of continuing losses as we increase investments in various initiatives, including the photonic chip and KVH Watch technology; increased costs arising from our new AgilePlans dealer incentive program; increased advisory and other costs arising in connection with potential shareholder activism; potential liabilities arising from our sale of Videotel; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the HTS network; potential challenges or delays in the transition of customers from our legacy network to our HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; potential adverse events arising out of accounting errors and the correction thereof, including adverse reactions from investors, research analysts, regulators and others, including adverse changes in our projected financial performance; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs, and trade barriers and sanctions, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; increased competition for content services; ongoing fluctuations in engineering service revenues, which can vary significantly from period to period; exposure for potential intellectual property infringement; potential additional litigation expenses; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2020. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries., Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, KVH Watch, mini-VSAT Broadband, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales:
Product	$13,949	$15,189	$27,043	$28,404
Service	22,977	24,541	46,451	47,702
Net sales	36,926	39,730	73,494	76,106
Costs and expenses:
Costs of product sales	9,554	12,649	19,190	20,933
Costs of service sales	14,378	15,379	29,573	30,752
Research and development	3,866	3,798	8,153	7,666
Sales, marketing and support	6,795	8,853	15,495	16,983
General and administrative	5,769	5,730	12,167	12,685
Total costs and expenses	40,362	46,409	84,578	89,019
Loss from operations	(3,436)	(6,679)	(11,084)	(12,913)
Interest income	217	1,000	530	1,175
Interest expense	3	558	7	943
Other (expense) income, net	(161)	339	1,341	242
Loss from continuing operations before income tax expense (benefit)	(3,383)	(5,898)	(9,220)	(12,439)
Income tax expense (benefit)	169	(2,604)	546	(2,648)
Net loss from continuing operations	$(3,552)	$(3,294)	$(9,766)	$(9,791)

Income from discontinued operations, net of tax	—	50,630	—	50,873
Net (loss) income	$(3,552)	$47,336	$(9,766)	$41,082

Net loss from continuing operations per common share:
Basic and diluted (a)	$(0.20)	$(0.19)	$(0.56)	$(0.56)
Net income from discontinued operations per common share:
Basic and diluted (a)	$0.00	$2.90	$0.00	$2.93
Net (loss) income per common share
Basic and diluted (a)	$(0.20)	$2.71	$(0.56)	$2.36
Weighted average number of common shares outstanding:
Basic and diluted	17,648	17,463	17,588	17,383
(a) Earnings per share components for 2019 do not sum due to rounding.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and marketable securities	$43,941	$48,272
Accounts receivable, net	28,563	32,891
Inventories, net	24,454	23,465
Other current assets and contract assets	4,444	4,646
Total current assets	101,402	109,274
Property and equipment, net	55,269	53,584
Goodwill	14,691	15,408
Intangible assets, net	4,195	4,943
Right of use assets	4,108	6,286
Other non-current assets and contract assets	10,281	9,851
Non-current deferred income taxes	38	45
Total assets	$189,984	$199,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$28,798	$31,116
Contract liabilities	4,438	4,443
Current portion of long-term debt	2,682	—
Current operating lease liability	1,339	2,831
Total current liabilities	37,257	38,390
Other long-term liabilities	983	1,292
Long-term operating lease liability	2,803	3,482
Long-term contract liabilities	4,938	5,476
Non-current deferred tax liability	770	762
Long-term debt, excluding current portion	4,245	—
Stockholders’ equity	138,988	149,989
Total liabilities and stockholders’ equity	$189,984	$199,391

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS
TO NON-GAAP NET LOSS FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss from continuing operations - GAAP	$(3,552)	$(3,294)	$(9,766)	$(9,791)
Amortization of intangibles	241	247	489	495
Stock-based compensation expense	742	1,033	1,547	1,907
Transaction-related and other non-recurring legal fees	58	—	201	224
Non-recurring inventory reserve	—	2,137	—	2,137
Other non-recurring costs	—	216	—	216
Foreign exchange transaction loss (gain)	28	(284)	(1,157)	(225)
Tax effect on the foregoing	(211)	(705)	(224)	(996)
Change in valuation allowance and other tax adjustments (a)	1,070	(1,020)	2,974	516
Net loss from continuing operations - Non-GAAP	$(1,624)	$(1,670)	$(5,936)	$(5,517)

Net loss from continuing operations per common share - Non-GAAP
Basic and diluted	$(0.09)	$(0.10)	$(0.34)	$(0.32)

Weighted average number of common shares outstanding
Basic and diluted	17,648	17,463	17,588	17,383

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net loss from continuing operations	$(3,552)	$(3,294)	$(9,766)	$(9,791)
Income tax expense (benefit)	169	(2,604)	546	(2,648)
Interest income, net	(214)	(442)	(523)	(232)
Depreciation and amortization	2,752	2,361	5,402	4,702
Non-GAAP EBITDA	(845)	(3,979)	(4,341)	(7,969)
Stock-based compensation expense	742	1,033	1,547	1,907
Non-recurring inventory reserve	—	2,137	—	2,137
Transaction-related and other non-recurring legal fees	58	—	201	224
Other non-recurring costs	—	216	—	216
Foreign exchange transaction loss (gain)	28	(284)	(1,157)	(225)
Non-GAAP adjusted EBITDA from continuing operations	$(17)	$(877)	$(3,750)	$(3,710)

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Mobile connectivity sales
Product	$6.7	$8.6	$13.3	$16.0
Service	22.5	22.9	44.8	44.4
Net sales	$29.2	$31.5	$58.1	$60.4

Inertial navigation sales
Product	$7.2	$6.6	$13.7	$12.4
Service	0.5	1.6	1.7	3.3
Net sales	$7.7	$8.2	$15.4	$15.7

Operating Income (Loss)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Mobile connectivity	$0.6	$(2.4)	$(1.7)	$(3.8)
Inertial navigation	0.2	(0.2)	(0.7)	0.2
	0.8	(2.6)	(2.4)	(3.6)
Unallocated	(4.2)	(4.1)	(8.7)	(9.3)
Loss from operations	$(3.4)	$(6.7)	$(11.1)	$(12.9)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(percentage of total revenue)		(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	18%	22%	18%	21%
mini-VSAT Broadband airtime	55%	48%	54%	49%
Content service	4%	6%	5%	7%
Inertial Navigation Revenue Components
FOG-based products	16%	16%	15%	15%
Tactical navigation products	3%	0%	3%	1%